Exhibit 99.1

For Immediate Release

Starwood Property Trust Reports Results for the

Quarter Ended March 31, 2015

– Quarterly Core Earnings of $0.55 per Diluted Common Share –

– Deploys $1.2 Billion During the Quarter –

– Declares Dividend of $0.48 per Share for the Second Quarter of 2015 –

– Commits to Acquire €452 Million Real Estate Portfolio in Ireland –

GREENWICH, Conn., May 5, 2015 /PRNewswire/ -- Starwood Property Trust, Inc. (NYSE: STWD) today announced operating results for the fiscal quarter ended March 31, 2015.  The Company's first quarter 2015 Core Earnings (a non-GAAP financial measure) were $123.7 million, or $0.55 per diluted share, an increase of over 10% from the $112.1 million, or $0.50 per diluted share, reported for the fourth quarter of 2014.

GAAP net income for the first quarter of 2015 was $120.4 million, or $0.52 per diluted share. GAAP net income increased 32% over the $91.5 million, or $0.40 per diluted share, reported for the fourth quarter of 2014.

“Starwood Property Trust is off to a strong start in 2015, deploying $1.2 billion in capital across our various business lines in the first quarter. We’re particularly pleased to have announced the €452 million acquisition of a portfolio of office and multifamily assets in Dublin, Ireland. Investments in real estate will complement Starwood Property Trust’s primary business segments with high quality earnings, consistent cash flow, and extending the duration of our $9.3 billion asset base, while leveraging Starwood Capital’s global platform of over 1,000 professionals to source attractive risk adjusted investments. This acquisition marks the continued expansion of Starwood Property Trust’s equity investment strategy which is focused on investing in high-quality, well occupied real estate assets with strong tenants,” stated Barry Sternlicht, Chairman and Chief Executive Officer of Starwood Property Trust.

Mr. Sternlicht continued, “We remain well positioned to capitalize on opportunities across the evolving real estate finance and investment landscape. Our multi-cylinder platform, coupled with Starwood Capital’s global real estate expertise, should enable Starwood Property Trust to continue to source very attractive risk adjusted investments across asset classes. We’ll also look to continue to optimize our balance sheet by selling seasoned and shorter duration loans and exploring a variety of financing executions. To that point, we are positioned to benefit from any rise in short term interest rates. Our goal remains the same: to build the world’s premiere diversified real estate company, generating attractive and stable returns for our shareholders.”

Highlights for the First Quarter 2015 by Business Segment

The Company currently operates in two reportable segments: Real Estate Lending (the “Lending Segment”) and Real Estate Investing and Servicing (the “Investing and Servicing Segment”). Beginning in the second quarter, the Company will add a third segment for its investments in commercial real estate equity. During the first quarter of 2015, the Company established a separate presentation for corporate overhead which includes expenses associated with corporate-level debt, management fee expenses and general and administrative expenses not directly allocable to the Company’s segments.  We have retrospectively reclassified prior periods to conform to this presentation.

Real Estate Lending Segment

The Lending Segment primarily represents the Company’s on-balance sheet loan origination business.  During the first quarter of 2015, the Lending Segment contributed Core Earnings of $109.9 million, or $0.49 per diluted share, an increase of 3% from the $106.5 million, or $0.47 per diluted share, contributed for the fourth quarter of 2014.  GAAP earnings during the first quarter of 2015 were $114.5 million, or $0.50 per diluted share, compared to $109.1 million, or $0.48 per diluted share, contributed for the fourth quarter of 2014.

The Lending Segment originated and/or acquired $721.4 million of new investments during the quarter, of which $658.7 million was funded at closing. During the quarter, the Company also funded an additional $130.4 million of pre-existing loan commitments. The Company’s activity during the quarter includes:

•	Originated a $111.6 million first mortgage and mezzanine loan for the acquisition of a 129-acre office park in Boca Raton, Florida.

•	Acquired a $105.6 million mezzanine loan secured by a 6,530-room, 24-property U.S. hotel portfolio.

•	Originated a $73.3 million first mortgage and mezzanine loan for the acquisition of a 367-room full service hotel in New Orleans, Louisiana.

•	Originated a $61.6 million first mortgage and mezzanine loan for the acquisition of a 499-room full service hotel in Indianapolis, Indiana.

•	Originated a $58.9 million first mortgage and mezzanine loan for the acquisition of an 11-building office portfolio in Sonoma County, California.

•	Originated a $48.4 million first mortgage and mezzanine loan for the acquisition of a portfolio of 29 bank branch properties located primarily in Phoenix, Arizona.

The carrying value of the Lending Segment’s total investment portfolio was $7.1 billion as of March 31, 2015, of which $6.8 billion represents its target portfolio.  The target portfolio is anticipated to generate a current optimal asset-level return of 10.6% (refer to footnote (4) for a discussion of how this return is computed).

The following is a summary of the Lending Segment’s investments as of March 31, 2015:

Lending Segment Investment Portfolio

(Amounts in millions)

Investment	Face Amount	Carry Value (1)	Asset Specific Financing (2)	Net Investment	Unlevered Return on Asset	Current Leveraged Return (3)	Optimal Asset-Level Return (4)
First mortgages held for investment	$4,069	$4,002	$2,234	$1,768	6.0%	8.8%	10.0%
Subordinated mortgages held for investment	353	325	20	305	10.9%	10.9%	10.9%
Mezzanine loans held for investment	1,708	1,711	196	1,515	11.0%	11.4%	11.5%
Preferred equity investments held to maturity	306	309	-	309	10.1%	10.1%	10.1%
CMBS	282	288	98	190	8.4%	11.7%	11.7%
Investment in unconsolidated entities (5)	N/A	166	-	166	8.6%	8.6%	8.6%
Target portfolio of Lending Segment	$6,718	$6,801	$2,548	$4,253	7.8%	10.1%	10.6%
RMBS available-for-sale at fair value	259	197	117	80	12.5%
Loans transferred as secured borrowings	95	95	95	-
Equity security	14	14	-	14
Total investments	$7,086	$7,107	$2,760	$4,347

Loan-to-Value of Portfolio

The following table reflects the weighted average loan-to-value (“LTV”) ratio of the Lending Segment’s loan portfolio as of March 31, 2015:

Weighted Average LTV of Loan Portfolio (6)
	First Mortgages	Subordinated Mortgages	Mezzanine	Preferred Equity	Total (7)
Beginning LTV	0.0%	38.7%	23.7%	40.0%	10.4%
Ending LTV	61.5%	64.1%	65.6%	53.8%	62.4%

Real Estate Investing and Servicing Segment

The Investing and Servicing Segment includes the Company’s U.S. and European servicing businesses, CMBS investment business and conduit loan origination platform. During the first quarter of 2015, the Investing and Servicing Segment contributed Core Earnings of $60.9 million, or $0.27 per diluted share, an increase of 28% from the $47.5 million, or $0.21 per diluted share, contributed for the fourth quarter of 2014.  GAAP earnings during the first quarter of 2015 were $66.8 million, or $0.29 per diluted share, an increase of 34% from the $49.8 million, or $0.22 per diluted share, contributed for the fourth quarter of 2014.

At March 31, 2015, the carrying amount of the Investing and Servicing Segment’s principal assets was $1.4 billion and is summarized below:

Investing and Servicing Investments as of March 31, 2015

(Amounts in millions)

Investment	Face Amount	Carry Value	Asset Specific Financing	Net Investment
CMBS (8)	$4,448	$807	$132	$675
Special servicing intangibles	N/A	181	-	181
Conduit loans	339	344	240	104
Loans held-for-investment	5	3	-	3
Investment in unconsolidated entities	N/A	51	-	51
Commercial real estate	N/A	25	14	11
Total investments	$4,792	$1,411	$386	$1,025

Significant investment activity during the first quarter with respect to these assets includes:

•	Purchase of $60.3 million of CMBS, including $47.5 million in new issue B-pieces.
•

Net decrease in the fair value of the domestic servicing intangible on a GAAP and Core basis of $4.9 million, resulting from the continued amortization of this asset, net of increases in fair value due to the attainment of new servicing contracts. As of March 31, 2015, the Company was special servicer on $13.7 billion of loans and real estate owned and added three new issue special servicing assignments during the first quarter.

•	Origination in our conduit loan business of $413.2 million of loans, contributing net securitization profits of $11.6 million and $11.1 million on a GAAP and Core basis, respectively.

We also sold assets on an opportunistic basis, including (i) sales of CMBS for a gain of $1.8 million and $11.2 million on a GAAP and Core basis, respectively; and (ii) the sale of an operating property for a gain of $17.1 million and $16.6 million on a GAAP and Core basis, respectively ($10.5 million and $10.2 million net of tax, respectively).

Financing Activities

As of March 31, 2015, the Company had an aggregate outstanding balance of $5.1 billion and a maximum borrowing capacity of $5.8 billion under its fourteen financing facilities and three convertible senior notes. In April 2015, the Company issued 13.8 million shares of common stock for gross proceeds of $326.1 million.  Pro forma for this equity offering, the Company’s debt-to-equity ratio was 1.2x.

During the first quarter, the Company:

•	Obtained a third repurchase facility for $150.0 million to fund the origination of commercial mortgage loans for future securitization through the Investing and Servicing Segment’s conduit platform.
•

Borrowed $190.5 million on a new repurchase facility to finance certain CMBS holdings.  The facility has no maximum facility size as the lender will evaluate all eligible collateral on an asset-by-asset basis.

•	Repurchased $104.1 million aggregate principal amount of the Company’s 4.0% Convertible Senior Notes for $119.9 million, resulting in a loss on extinguishment of debt for the quarter of $5.3 million.

Interest Rate Sensitivity

The Company’s Lending Segment should benefit from a rising rate environment given its high volume of LIBOR-based floating rate loans.  As of March 31, 2015, 80% of the Lending Segment’s existing loan portfolio and 100% of its current loan pipeline is indexed to LIBOR. In addition, 85% of the floating rate portfolio benefits from having a LIBOR floor at an average rate of 0.32%.  For the 20% of the portfolio that is fixed rate, the weighted average coupon is 8.1%.

The Company continues to pursue its strategy of financing floating rate investments with floating rate debt and fixed rate investments with either fixed rate debt or floating rate debt hedged by interest swaps. The Company realizes an additional benefit from its fixed rate convertible senior notes, which help limit exposure to rising rates.

The following table summarizes the impact to annual net income from a specified hypothetical change in LIBOR:

Interest Rate Sensitivity as of March 31, 2015

(Amounts in millions)

Income (Expense) Subject to Interest Rate	Variable rate investments and indebtedness	3.0% Increase	2.0% Increase	1.0% Increase
Investment income from variable rate investments	$5,379	$171	$112	$53
Interest expense from variable rate debt	(3,728)	(108)	(71)	(33)
Net investment income from variable rate instruments	$1,651	$63	$41	$20
Impact per diluted share		$0.28	$0.18	$0.09

Additionally, the Company’s special servicing revenues would likely benefit from a rising rate environment due to an expected increase in the number of loans that would enter special servicing.

Book Value and Fair Value Per Share, Net of Minority Interest

	Pro forma March 31, 2015 (9)	March 31, 2015	December 31, 2014
Fair value per diluted share	$17.57	$17.21	$17.40
Book value per diluted share	$17.06	$16.67	$16.84

Decreases in fair value and book value per diluted share are principally the result of an additional 1.9 million shares included in the diluted share count as of March 31, 2015 due to an increase in the “in-the-money” portion of the Company’s convertible notes.

Investment Related Activity Subsequent to March 31, 2015

The Company expects to acquire 13 properties, including 12 office properties and one multi-family residential property totaling 630,000 square feet, all located in the central business district of Dublin, Ireland. The portfolio has a weighted average lease term of 6.2 years and is 99.9% leased primarily to multinational and government tenants. The Company has already entered into agreements to acquire 10 of these properties, however, completion of the portfolio acquisition is subject to the Company executing agreements to acquire the remaining three properties and other customary closing conditions. The aggregate purchase price for the portfolio is approximately €452 million.

Subsequent to quarter end, the Lending Segment invested in the following:

•	$170.0 million first mortgage and mezzanine loan for the refinancing of a 1,054-room, five property hotel portfolio in California.

Subsequent to quarter end, the following occurred in the Investing and Servicing Segment:

•	Originated conduit loans of $83.5 million.
•	Received proceeds of $231.5 million from the securitization of conduit loan inventory.

Investment Capacity

As of April 30, 2015, the Company had approximately $369.8 million of available cash and equivalents, approximately $79.1 million of net equity invested in RMBS that are classified as available-for-sale, $133.1 million of approved but undrawn capacity under existing financing facilities and $303.5 million of unallocated warehouse capacity. In addition, the Company expects to receive $903.8 million during the second quarter from expected maturities, prepayments, sales and participations. These liquidity sources provide the Company with the capacity to acquire or originate up to $1.5 billion of new investments.

Dividend

On May 5, 2015, the Company's Board of Directors declared a dividend of $0.48 per share of common stock for the quarter ending June 30, 2015.  The dividend is payable on July 15, 2015 to common shareholders of record as of June 30, 2015.

2015 Guidance

For 2015, the Company is reaffirming its Core Earnings guidance in the range of $2.05 to $2.25 per diluted share.  This guidance reflects the Company’s estimates on the (i) yield on existing investments; (ii) yield on incremental investments inclusive of the Company’s existing pipeline; (iii) amount and timing of debt and equity capital deployment to fund new investments; (iv) costs of additional debt and equity capital to fund new investments; (v) pace of amortization of the servicing intangible based on the amount and timing of servicing fees on existing contracts; (vi) taxation associated with the TRSs, particularly the Investing and Servicing TRSs, which house this segment’s servicing and conduit loan operations, both of which generate significant taxable income; and (vii) changes in costs and expenses reflective of the Company’s forecasted operations.  This guidance does not reflect any impact which may result from repurchases of equity or convertible debt securities pursuant to the Company’s existing repurchase program.  All guidance is based on current expectations of future economic conditions, the dynamics of the commercial real estate markets in which it operates and the judgment of the Company's management team.

Supplemental Schedules

The Company has published supplemental earnings schedules in order to provide additional disclosure and financial information for the benefit of the Company’s stakeholders.  These can be found at the Company’s website in the Investor Relations section under “Financial Information”.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Tuesday, May 5, 2015 at 10:00 a.m. Eastern Time to discuss first quarter financial results and recent events.  A webcast will be available on the Company's website at www.starwoodpropertytrust.com.  To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software.

To Participate in the Telephone Conference Call:

Dial in at least 15 minutes prior to start time.

Domestic:  1-888-430-8694

International:  1-719-325-2448

Conference Call Playback:

Domestic:  1-877-870-5176

International:  1-858-384-5517

Passcode:  7068289

The playback can be accessed through May 19, 2015

About Starwood Property Trust, Inc.

Starwood Property Trust (NYSE: STWD), an affiliate of global private investment firm Starwood Capital Group, is the largest commercial mortgage real estate investment trust in the United States. The Company’s core business focuses on originating, acquiring, financing and managing commercial mortgage loans and other commercial real estate debt investments. Through its subsidiaries LNR Property, LLC and Hatfield Philips International, Starwood Property Trust also operates as the largest commercial mortgage special servicer in the United States and one of the largest primary and special servicers in Europe. With total capital deployed since inception of approximately $18.5 billion, Starwood Property Trust continues to solidify its position as one of the premier real estate finance companies in the country.

Forward Looking Statements

Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Although Starwood Property Trust, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.   Factors that could cause actual results to differ materially from the Company's expectations include completion of pending investments, continued ability to acquire additional investments, competition within the finance and real estate industries, economic conditions, availability of financing and other risks detailed from time to time in the Company's reports filed with the SEC.

Footnotes

(1)

The difference between the Carry Value and Face Amount of the loans held for investment consists of unamortized purchase discount, deferred loan fees and loan origination costs. The difference between the Carry Value and Face Amount of the available-for-sale securities consists of the unrealized gains/(losses) on the fair value of the securities and unamortized purchase discount.

(2)	Current financings are either floating rate or swapped to fixed rate to match the interest rate characteristics of the underlying asset.
(3)

The leveraged return represents the compounded effective rate of return earned over the life of the investment based on existing leverage levels as of March 31, 2015, and calculated on a weighted average basis.  Leveraged returns include the loan coupon, amortization of premium or discount, and the effects of costs and fees, all recognized on the effective interest method. Leveraged returns are presented solely for informational purposes and will not equal income recognized in prior or future periods due mainly to the fact that (i) interest earned on the Company’s floating rate loans will change in the future when interest rates change, and these leveraged returns assume interest rates remain at current levels and (ii) the leveraged returns assume that the leverage levels existing at March 31, 2015 will be maintained either throughout the remaining term of the applicable credit facilities or the remaining term of the investment, if shorter.  However, leverage levels in future periods will likely fluctuate as the Company manages its day-to-day liquidity.

(4)

The optimal asset-level return assumes (i) maximum available leverage in place or in negotiation for each asset, notwithstanding the amount actually borrowed, and (ii) full syndication of the first mortgage when syndication is deemed probable.

(5)

Unlevered return on asset, current leveraged return and optimal asset-level return do not consider projected returns from future disposition of the investment, which would increase these returns to 10.9%.

(6)

Underlying property values are determined by the Company's management based on its ongoing asset assessments, and loan balances that are the face value of a loan regardless of whether the Company has purchased the loan at a discount or premium to par. Assets characterized as first mortgages include all loan components where the Company owns the senior most interest in the loan and assets characterized as subordinated mortgages are the subordinated components of first mortgages where the Company does not own the senior most interest in the loan. For any loans collateralized by ground-up construction projects without significant leasing or units with executed sales contracts, the fully funded loan balance is included in the numerator and the fully budgeted construction cost, including costs of acquisition of the property, is included in the denominator. For ground up construction loans which have significant leasing or units under contract for sale, the fully funded loan balance is included in the numerator with an estimate of the stabilized value upon completion of construction included in the denominator.  Includes loans held for investment and preferred equity.

(7)	Represents the Company's entire investment, which includes all components of the capital stack that it owns (i.e., first mortgages, subordinated mortgages, mezzanine loans and preferred equity).
(8)	Differences between face amount and carry value are principally attributable to purchase discounts and changes in fair value.
(9)	Amounts pro forma for April 2015 equity issuance

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations by Segment

For the three months ended March 31, 2015

(Amounts in thousands)

	Lending Segment	Investing and Servicing Segment	Corporate	Subtotal	Investing and Servicing VIEs	Total
Revenues:
Interest income from loans	$113,472	$4,957	$-	$118,429	$-	$118,429
Interest income from investment securities	22,296	24,696	-	46,992	(19,248)	27,744
Servicing fees	84	50,948	-	51,032	(22,775)	28,257
Other revenues	79	4,602	-	4,681	(262)	4,419
Total revenues	135,931	85,203	-	221,134	(42,285)	178,849
Costs and expenses:
Management fees	388	18	27,512	27,918	50	27,968
Interest expense	21,523	2,119	26,892	50,534	-	50,534
General and administrative	4,860	29,189	1,029	35,078	186	35,264
Acquisition and investment pursuit costs	773	213	200	1,186	-	1,186
Depreciation and amortization	-	4,085	-	4,085	-	4,085
Loan loss allowance, net	317	-	-	317	-	317
Other expense	-	2,073	-	2,073	-	2,073
Total costs and expenses	27,861	37,697	55,633	121,191	236	121,427
Income before other income, income taxes and non‑controlling interests	108,070	47,506	(55,633)	99,943	(42,521)	57,422
Other income (loss):
Income of consolidated VIEs, net	-	-	-	-	47,861	47,861
Change in fair value of servicing rights	-	(4,875)	-	(4,875)	3,333	(1,542)
Change in fair value of investment securities, net	(339)	8,313	-	7,974	(8,473)	(499)
Change in fair value of mortgage loans held‑for‑sale, net	-	21,131	-	21,131	-	21,131
Earnings from unconsolidated entities	3,496	2,724	-	6,220	(130)	6,090
Gain on sale of investments and other assets, net	98	17,100	-	17,198	-	17,198
Gain (loss) on derivative financial instruments, net	32,630	(8,007)	-	24,623	-	24,623
Foreign currency (loss), net	(29,136)	(1,171)	-	(30,307)	-	(30,307)
Loss on extinguishment of debt	-	-	(5,292)	(5,292)	-	(5,292)
Other income, net	-	31	14	45	-	45
Total other income (loss)	6,749	35,246	(5,278)	36,717	42,591	79,308
Income (loss) before income taxes	114,819	82,752	(60,911)	136,660	70	136,730
Income tax benefit (provision)	30	(15,981)	-	(15,951)	-	(15,951)
Net income (loss)	114,849	66,771	(60,911)	120,709	70	120,779
Net income attributable to non‑controlling interests	(346)	-	-	(346)	(70)	(416)
Net income (loss) attributable to Starwood Property Trust, Inc.	$114,503	$66,771	$(60,911)	$120,363	$-	$120,363

Definition of Core Earnings

Core Earnings, a non-GAAP financial measure, is used to compute the Company's incentive fees to its external manager and is an appropriate supplemental disclosure for a mortgage REIT.  For the Company's purposes, Core Earnings is defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee due to the Company’s external manager, depreciation and amortization of real estate (to the extent that the Company owns properties), any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount is adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash adjustments as determined by the Company's external manager and approved by a majority of the Company's independent directors.

Reconciliation of Net Income to Core Earnings

For the three months ended March 31, 2015

(Amounts in thousands except per share data)

	Lending Segment	Investing and Servicing Segment	Corporate	Total
Net income (loss) attributable to Starwood Property Trust, Inc.	$114,503	$66,771	$(60,911)	$120,363
Add / (Deduct):
Non‑cash equity compensation expense	177	263	7,051	7,491
Management incentive fee	-	-	6,679	6,679
Depreciation and amortization	-	442	-	442
Loan loss allowance, net	317	-	-	317
Interest income adjustment for securities	(63)	3,787	-	3,724
Other non-cash items	-	(775)	-	(775)
Reversal of unrealized (gains) / losses on:
Loans held‑for‑sale	-	(21,131)	-	(21,131)
Securities	339	(8,313)	-	(7,974)
Derivatives	(33,434)	6,709	-	(26,725)
Foreign currency	29,136	1,171	-	30,307
Earnings from unconsolidated entities	-	(2,724)	-	(2,724)
Recognition of realized gains / (losses) on:
Loans held‑for‑sale	-	17,435	-	17,435
Securities	-	1,371	-	1,371
Derivatives	2,928	(4,433)	-	(1,505)
Foreign currency	(3,957)	(1,445)	-	(5,402)
Earnings from unconsolidated entities	-	1,789	-	1,789
Core Earnings (Loss)	$109,946	$60,917	$(47,181)	$123,682
Core Earnings (Loss) per Weighted Average Diluted Share	$0.49	$0.27	$(0.21)	$0.55

Starwood Property Trust, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet by Segment

As of March 31, 2015

(Amounts in thousands)

	Lending Segment	Investing and Servicing Segment	Corporate	Subtotal	Investing and Servicing VIEs	Total
Assets:
Cash and cash equivalents	$94,136	$142,976	$122,953	$360,065	$655	$360,720
Restricted cash	20,232	19,336	—	39,568	—	39,568
Loans held-for-investment, net	6,037,731	3,094	—	6,040,825	—	6,040,825
Loans held-for-sale	—	343,770	—	343,770	—	343,770
Loans transferred as secured borrowings	95,000	—	—	95,000	—	95,000
Investment securities	808,025	806,876	—	1,614,901	(593,590)	1,021,311
Intangible assets—servicing rights	—	181,524	—	181,524	(42,722)	138,802
Investment in unconsolidated entities	165,830	50,855	—	216,685	(6,852)	209,833
Goodwill	—	140,437	—	140,437	—	140,437
Derivative assets	54,812	3,789	—	58,601	—	58,601
Accrued interest receivable	38,050	1,071	—	39,121	—	39,121
Other assets	38,081	78,512	13,866	130,459	(1,611)	128,848
VIE assets, at fair value	—	—	—	—	103,363,978	103,363,978
Total Assets	$7,351,897	$1,772,240	$136,819	$9,260,956	$102,719,858	$111,980,814
Liabilities and Equity
Liabilities:
Accounts payable, accrued expenses and other liabilities	$19,210	$77,386	$15,863	$112,459	$495	$112,954
Related-party payable	—	3,562	24,111	27,673	—	27,673
Dividends payable	—	—	108,435	108,435	—	108,435
Derivative liabilities	7,128	4,817	—	11,945	—	11,945
Secured financing agreements, net	2,665,075	385,417	661,342	3,711,834	—	3,711,834
Convertible senior notes, net	—	—	1,324,125	1,324,125	—	1,324,125
Secured borrowings on transferred loans	95,000	—	—	95,000	—	95,000
VIE liabilities, at fair value	—	—	—	—	102,708,732	102,708,732
Total Liabilities	2,786,413	471,182	2,133,876	5,391,471	102,709,227	108,100,698
Equity:
Starwood Property Trust, Inc. Stockholders’ Equity:
Common stock	—	—	2,255	2,255	—	2,255
Additional paid-in capital	3,042,637	1,263,796	(469,393)	3,837,040	—	3,837,040
Treasury stock	—	—	(23,635)	(23,635)	—	(23,635)
Accumulated other comprehensive income	42,676	(3,314)	—	39,362	—	39,362
Retained earnings (accumulated deficit)	1,468,258	40,576	(1,506,284)	2,550	—	2,550
Total Starwood Property Trust, Inc. Stockholders’ Equity	4,553,571	1,301,058	(1,997,057)	3,857,572	—	3,857,572
Non-controlling interests in consolidated subsidiaries	11,913	—	—	11,913	10,631	22,544
Total Equity	4,565,484	1,301,058	(1,997,057)	3,869,485	10,631	3,880,116
Total Liabilities and Equity	$7,351,897	$1,772,240	$136,819	$9,260,956	$102,719,858	$111,980,814

Additional information can be found on the Company's website at www.starwoodpropertytrust.com

Contact:

Zachary Tanenbaum

Starwood Property Trust

Phone: 203-422-7788

Email: ztanenbaum@starwood.com